EXHIBIT 23
Consent of Independent Registered Public Accounting Firm

We have issued our reports dated June 13, 2013, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Rentrak Corporation and subsidiaries on Form 10-K for the year ended March 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Rentrak Corporation and subsidiaries on Forms S-8 (File No. 333-62523, effective August 31, 1998; File No. 333-110781, effective November 26, 2003; File No. 333-110782, effective November 26, 2003; File No. 333-136466, effective August 9, 2006; File No. 333-163120, effective November 13, 2009; File No. 333-28565, effective June 5, 1997; File No. 333-39021, effective October 29, 1997; and File No. 333-177769, effective November 4, 2011).

/s/ Grant Thornton LLP

Portland, Oregon
June 13, 2013